Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ARC Group Securities Acquisition I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(5)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, and one-half of one redeemable warrant (each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share)(2)	Rule 457(a)	17,250,000	$10.00	$172,500,000	$0.0001381	$23,822.25
Fees to Be Paid	Equity	Class A ordinary shares included as part of the units(3)	Other	17,250,000	-	-	-	-	(4)
Fees to Be Paid	Equity	Warrants included as part of the units	Other	8,625,000	-		-	-	(4)
Fees to Be Paid	Equity	Ordinary Shares underlying the Warrants included as part of the Units(3)	Other	8,625,000	$11.50	$99,187,500	$0.0001381	$13,697.79
	Total Offering Amounts					$271,687,500		$37,520.04
	Total Fees Previously Paid							$-
	Total Fee Offsets							$-
	Net Fee Due							$37,520.04

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)	Includes up to 2,250,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.
(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(5)	An additional indeterminate amount of securities are being registered hereby to be offered solely for certain market making transactions, by affiliates of the Registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.